EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


         Name                                             State of Incorporation
         ----                                             ----------------------
GHA Natural Products, Inc.                                       Delaware
GHA Specialty Retailing, Inc.                                    Delaware
Global Health Alternatives, Inc.                                 Florida
Maine Naturals, Inc.                                             Delaware
NHTC Real Estate, Inc.                                           Florida
Natural Health Care Centers of America, Inc.                     Florida
Natural Health Laboratories, Inc.                                New York
The Natural Health Shoppe, Inc.                                  Florida